Exhibit J

THIS DEED is dated August 30, 2017 and made among:

(1)	Talent Wise Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, the Cayman Islands (the "Holder");

(2)	Talent Fortune Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, the Cayman Islands (the "Holder Affiliate");

(3)	Shaoyun HAN, a PRC passport holder (passport number:) (the "Founder");

(4)	Moocon Education Limited, a company with limited liability incorporated in the British Virgin Islands with its registered office at the offices of Trident Trust Company (BVI) Limited, Trident Chambers, PO Box 146, Road Town, Tortola, the British Virgin Islands (the "Issuer"); and

(5)	Techedu Limited, a company with limited liability incorporated in the British Virgin Islands with its registered office at the offices of Trident Trust Company (BVI) Limited, Trident Chambers, PO Box 146, Road Town, Tortola, the British Virgin Islands (the "Issuer Affiliate", and, together with the Issuer, the "Chargors", and each a "Chargor").

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Deed:

"Bond" means the convertible bond in the aggregate principal amount of US$20,500,000 issued by the Issuer to the Holder on July 15, 2015 pursuant to the Bond Purchase Agreement.

"Bond Purchase Agreement" means the convertible bond purchase agreement dated July 14, 2015 among the Holder, the Holder Affiliate, the Issuer and the Founder.

"Party" means a party to this Deed.

"Share Charge Agreement" means each of the following share charge agreements in respect of charges over shares in Listco: (a) the share charge agreement dated July 15, 2015 between the Holder as chargee and the Issuer as chargor and (b) the share charge agreement dated July 15 between the Holder as chargee and the Issuer Affiliate as chargor.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, terms defined in the Bond or the relevant Share Charge Agreement (as applicable) shall have the same meanings in this Deed, mutatis mutandis, as if the same were set out in full in this Deed.

(b)	The construction set out in Clause 1.3 (Interpretation) of the Bond Purchase Agreement shall have effect as if set out in this Deed.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Deed.

(b)	The consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

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2.	Amendment

2.1	Amendment

With effect from (and including) the date of this Deed, the definition of Maturity Date under the Bond shall be replaced with the following, and the terms of the Bond and each other Transaction Document shall be read and construed accordingly:

"Maturity Date" means October 14, 2017, which is the end of the twenty-seventh (27th) month from the Issuance Date (as defined in the Bond).

2.2	Transaction Document

The Parties designate this Deed as a Transaction Document. The definition of Transaction Document shall be expanded to include this Deed (in addition to the agreements and documents referred to in the definition of Transaction Document under the Bond Purchase Agreement), and the terms of each Transaction Document shall be read and construed accordingly.

3.	Continuing effect

Except as amended by this Deed, the Bond and each other Transaction Document shall remain in full force and effect. Any reference in any Transaction Document to the Bond shall be construed as a reference to the Bond as amended by this Deed.

4.	security confirmation

Each Chargor confirms for the benefit of each of the Holder and the Holder Affiliate that the Security created by the relevant Share Charge Agreement to which such Chargor is a party shall, unless and until fully discharged in accordance with the terms of the Transaction Documents:

(a)	(i) remain in full force and effect notwithstanding the amendments under this Deed and (ii) extend to any new obligation assumed by Obligor as a result of the amendments under this Deed; and

(b)	continue to secure the Secured Obligations thereunder as amended by this Deed.

5.	Representations

Each Party represents and warrants to each other Party on the date hereof that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Deed and to perform the transactions contemplated hereunder, and, if such Party is not an individual, such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)	the execution and delivery by such Party of this Deed and the performance by such Party of the transactions contemplated hereunder have been duly authorized by all necessary corporate or other action of such Party;

(c)	assuming the due authorization, execution and delivery hereof by the other Parties, this Deed constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

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(d)	the execution, delivery and performance of this Deed by such Party and the consummation of the transactions contemplated hereby will not (i) if such Party is not an individual, violate any provision of any organizational or governance document of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority in such Party's country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made or otherwise explicitly required hereunder or (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound.

6.	Miscellaneous

6.1	Further assurance

Each Party shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all other agreements and documents, as any other Party may reasonably request in order to give full effect to the amendments as contemplated under this Deed.

6.2	Counterparts

This Deed may be executed in any number of counterparts, and each has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

7.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its conflicts of law principles.

This Deed has been delivered on the date stated at the beginning of this Deed.

(Signature Pages Follow)

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SIGNATURES

IN WITNESS WHEREOF this document has been executed as a DEED and DELIVERED on the date stated at the beginning of this DEED.

HOLDER

EXECUTED and DELIVERED	)
as a DEED by	)
TALENT WISE INVESTMENT LIMITED	)
acting by its director, William J. Janetschek	)	/s/ William J. Janetschek

HOLDER AFFILIATE

EXECUTED and DELIVERED	)
as a DEED by	)
TALENT FORTUNE INVESTMENT	)
LIMITED	)
acting by its director, William J. Janetschek	)	/s/ William J. Janetschek

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FOUNDER

EXECUTED and DELIVERED	)
as a DEED by	)
SHAOYUN HAN	)	/s/ Shaoyun Han

ISSUER

EXECUTED and DELIVERED	)
as a DEED by	)
MOOCON EDUCATION LIMITED	)
acting by its director, Shaoyun HAN	)	/s/ Shaoyun Han

ISSUER AFFILIATE

EXECUTED and DELIVERED	)
as a DEED by	)
TECHEDU LIMITED	)
acting by its director, Shaoyun HAN	)	/s/ Shaoyun Han

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